Exhibit 99.1


   Conn's, Inc. Reports Earnings for the Quarter Ended April 30, 2007


    BEAUMONT, Texas--(BUSINESS WIRE)--May 31, 2007--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, mattresses, furniture and lawn and garden products, today announced earnings results for the quarter ended April 30, 2007.

    Net income for the first fiscal quarter increased 8.3% to $12.9 million compared with $11.9 million for the first quarter of last year. Diluted earnings per share grew 10.2% to $0.54 compared with $0.49 for the first quarter of last year. Total revenues for the quarter ended April 30, 2007, increased 6.8% to $205.3 million compared with $192.2 million for the quarter ended April 30, 2006. This increase in revenue included increases in net sales of $9.7 million, or 5.6%, and an increase in "Finance charges and other" of $3.5 million, or 16.9%. Same store sales (revenues earned in stores operated for the entirety of both periods) decreased 0.3% for the first quarter of fiscal 2008. As previously disclosed, the same store sales increase for the quarter ending April 30, 2006, of 16.1%, was positively impacted by hurricanes Katrina and Rita.

    Credit portfolio performance continued to improve as delinquencies were sequentially lower over the past three quarters and credit loss rates were sequentially lower over the past four quarters. Additionally, the credit loss rate was significantly lower than the first quarter of the prior year. The credit portfolio grew at an annualized rate of 10% during the first quarter of fiscal 2008, benefited by growth in promotional credit balances. Promotional credit (same as cash and deferred interest programs) is reserved for our highest credit quality customers, thereby reducing the overall risk in the portfolio, and is used primarily to finance sales of our highest margin products. The current volume of promotional credit relative to product sales is consistent with our use of this type of credit product before the hurricanes in late 2005, which positively impacted our sales for several quarters and reduced the need to use promotional credit during that time period. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company's filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

    During the first quarter of fiscal 2008 the Company adopted several new accounting pronouncements related to the accounting for its "Interests in securitized assets." These pronouncements resulted in the Company electing to account for its interests in securitized assets at fair value, with all changes in the fair value included in "Finance charges and other." This change in accounting was adopted effective February 1, 2007, and prior periods are not adjusted. "Finance charges and other" increased $0.1 million due to the fair value mark-to-market adjustment, which was driven by the increase in the sold portfolio balance and other changes impacting the valuation assumptions. More information on these changes may be found in the Company's filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

    "We are off to a solid start and on track to achieve our goals for the year," said Thomas J. Frank, Sr., the Company's Chairman and CEO. "We were still feeling the effects of the storm at this time last year and performed well this quarter against a very strong quarter last year. I am encouraged by the performance of our credit operation and look forward to improved results after a difficult year."

    As part of the previously announced stock repurchase plan, the company repurchased 178,000 shares of common stock during the three months ended April 30, 2007 and an additional 79,500 shares through May 30, 2007. The Company has repurchased 425,500 shares since the inception of the plan and intends to continue repurchasing shares up to the authorized limit of $50 million dependent upon market conditions and share price.

    During the quarter ended April 30, 2007, the Company received $8.7 million from the sales of two store locations. The Company entered into leases on all or a portion of both locations and, as such, the transactions qualified for sale-leaseback accounting. As a result, the Company recorded $0.8 million of gains on the sales in "Other income, net" and deferred $1.3 million of gains, which will reduce lease expense over the terms of the leases.

    The Company currently has 62 stores in operation with development activities underway in new and existing markets. The Company expects to open 7 to 10 new stores in the current year, primarily in the last half of the year.

    EPS Guidance

    Today, the Company is confirming its guidance for its fiscal year 2008 (the year ending January 31, 2008) of earnings per diluted share in a range of $1.75 to $1.85.

    Conference Call Information

    Conn's, Inc. will host a conference call and audio webcast today, May 31, 2007, at 10:00 AM, CDT, to discuss financial results for the quarter ended April 30, 2007. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 800-811-8824 or 913-981-4903.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 62 retail locations in Texas and Louisiana: twenty one stores in the Houston area, fourteen in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, two in South Texas and six stores in Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, DLP and LCD televisions, camcorders, computers and computer peripherals, DVD players (both standard and high definition), portable audio and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

    Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 58% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts for credit extended to its customers, to a qualifying special purpose entity in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the sold receivables portfolio; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K which was filed on March 29, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.



                             Conn's, Inc.
           CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
              (in thousands, except earnings per share)

                                                   Three Months Ended
                                                        April 30,
                                                   -------------------

                                                     2006      2007
                                                   --------- ---------

Revenues
   Total net sales                                 $171,705  $181,365
   Finance charges and other                         20,483    23,945
                                                   --------- ---------
      Total revenues                                192,188   205,310

Cost and expenses
   Cost of goods sold, including warehousing and
    occupancy costs                                 125,729   131,971
   Cost of parts sold, including warehousing and
    occupancy costs                                   1,565     1,866
   Selling, general and administrative expense       46,664    51,636
   Provision for bad debts                               43       560
                                                   --------- ---------

      Total cost and expenses                       174,001   186,033
                                                   --------- ---------

Operating income                                     18,187    19,277
Interest income, net                                   (184)     (240)
Other income, net                                       (33)     (831)
                                                   --------- ---------

Income before income taxes                           18,404    20,348

Provision for income taxes                            6,455     7,402
                                                   --------- ---------

Net income                                          $11,949   $12,946
                                                   ========= =========

Earnings per share
   Basic                                              $0.51     $0.55
   Diluted                                            $0.49     $0.54
Average common shares outstanding
   Basic                                             23,596    23,567
   Diluted                                           24,448    24,121





                             Conn's, Inc.
                CONDENSED, CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                               January 31,  April 30,
                                                  2007        2007
                                               ----------- -----------
                                                           (unaudited)
                    Assets
Current assets
   Cash and cash equivalents                      $56,570     $52,880
   Interests in securitized assets and
    accounts receivable, net                      168,296     180,144
   Inventories                                     87,098      81,255
   Deferred income taxes                              551         856
   Prepaid expenses and other assets                5,247       7,368
                                               ----------- -----------
      Total current assets                        317,762     322,503
Non-current deferred income tax asset               2,920           -
Total property and equipment, net                  59,440      52,329
Goodwill and other assets, net                      9,825       9,812
                                               ----------- -----------
       Total assets                              $389,947    $384,644
                                               =========== ===========
     Liabilities and Stockholders' Equity
Current Liabilities
   Notes payable                                       $-          $-
   Current portion of long-term debt                  110         104
   Accounts payable                                54,045      35,583
   Accrued compensation and related expenses        9,234       7,921
   Accrued expenses                                20,424      20,320
   Other current liabilities                       13,209      16,358
                                               ----------- -----------
      Total current liabilities                    97,022      80,286
Long-term debt                                         88          59
Non-current deferred income tax liability               -       1,503
Deferred gains on sales of property                   309       1,500
Total stockholders' equity                        292,528     301,296
                                               ----------- -----------
        Total liabilities and stockholders'
         equity                                  $389,947    $384,644
                                               =========== ===========





                             Conn's, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (unaudited) (in thousands)

                                                   Three Months Ended
                                                        April 30,
                                                   -------------------
                                                     2006      2007
                                                   --------- ---------

Net cash used in operating activities               $(8,384)  $(5,612)

Cash flows from investing activities
   Purchase of property and equipment                (7,023)   (2,748)
   Proceeds from sale of property                        48     8,727
                                                   --------- ---------
Net cash provided by (used in) investing
 activities                                          (6,975)    5,979
Cash flows from financing activities
   Purchase of treasury stock                             -    (4,554)
   Proceeds from stock issued under employee
    benefit plans                                     1,132       530
   Excess tax benefits from stock-based
    compensation                                        133         2
   Increase in debt issuance costs                      (22)        -
   Payment of promissory notes                         (136)      (35)
                                                   --------- ---------
Net cash (used in) provided by financing
 activities                                           1,107    (4,057)
                                                   --------- ---------
Net change in cash                                  (14,252)   (3,690)
Cash and cash equivalents
   Beginning of the year                             45,176    56,570
                                                   --------- ---------
   End of period                                    $30,924   $52,880
                                                   ========= =========





                CALCULATION OF GROSS MARGIN PERCENTAGE
                        (dollars in thousands)

                                                   Three Months Ended
                                                        April 30,
                                                   -------------------

                                                     2006      2007
                                                   --------- ---------

A Product sales                                    $158,509  $166,639
B Service maintenance agreement commissions, net      7,967     9,281
C Service revenues                                    5,229     5,445
                                                   --------- ---------
D Total net sales                                   171,705   181,365
E Finance charges and other                          20,483    23,945
                                                   --------- ---------
F    Total revenues                                 192,188   205,310
  Cost of goods sold, including warehousing
G  and occupancy cost                              (125,729) (131,971)
  Cost of parts sold, including warehousing
H  and occupancy cost                                (1,565)   (1,866)
                                                   --------- ---------
I    Gross margin dollars (F+G+H)                   $64,894   $71,473
                                                   ========= =========

  Gross margin percentage (I/F)                        33.8%     34.8%

J Product margin dollars (A+G)                      $32,780   $34,668
K Product margin percentage (J/A)                      20.7%     20.8%





                         PORTFOLIO STATISTICS
 For the periods ended January 31, 2005, 2006 and 2007 and April 30,
                             2006 and 2007
(dollars in thousands, except average outstanding balance per account)

                              January 31,               April 30,
                     ----------------------------- -------------------
                       2005      2006      2007      2006      2007
                     --------- --------- --------- --------- ---------

Total accounts        350,251   415,338   459,065   412,392   463,259
Total outstanding
 balance             $428,700  $519,721  $569,551  $521,532  $584,162
Average outstanding
 balance per account   $1,224    $1,251    $1,241    $1,265    $1,261
60 day delinquency    $23,143   $35,537   $37,662   $30,890   $35,185
Percent delinquency       5.4%      6.8%      6.6%      5.9%      6.0%
Charge-off ratio
 (annual)                 2.4%      2.5%      3.3%      3.6%      2.7%




    CONTACT: Conn's, Inc., Beaumont
             Chairman and CEO
             Thomas J. Frank, 409-832-1696 Ext. 3218